RELEASE AGREEMENT AND AGREEMENT TO RESCIND AND EXTINGUISH

ASSET PURCHASE AGREEMENT AND SIDE LETTER

AGREEMENT DATED MAY 24, 2018

This “Release Agreement and Agreement to Rescind and Extinguish Asset Purchase Agreement and Side Letter Agreement Dated May 24, 2018” (“Agreement”) is entered into on this 31st day of December, 2018, by and between LCG Business Enterprises, LLC, a California limited liability company (“LCG”), Players Michigan, LLC, a Michigan limited liability company (“Players”) and Michael Gregory, an individual (“Gregory”), and Sam Snowden, an individual (“Snowden” Players, LCG, Gregory and Snowden are collectively referred to herein as the “Parties”).

RECITALS

A. On or about May 24, 2018 LCG and Players entered into (1) an Asset Purchase Agreement (“Asset Agreement”) and (2) a Side Letter Agreement (“Letter”). True copies of these documents are respectively attached hereto as Exhibits “A” and “B”. Capitalized terms used herein have the same meaning as set forth in this Agreement.

B. Buyer is a wholly owned subsidiary of Players Network, a Nevada publicly traded corporation. On closing of the transaction contemplated in the Asset Agreement and the Letter, Players provided One Million Dollars to LCG, 3,000,000 shares of the stock of PNTV to Gregory and 400,000 shares of the stock of PNTV to Snowden (the Gregory and Snowden stock grants are referred to herein as “PNTV Grants”).

C. The Asset Agreement and the Letter provided certain conditions to Closing. The Letter Agreement provided that Installment 2, along with subsequent Installments were not due prior to the conditions being met. Players contends that despite LCG’s assertions to the contrary, the Asset Purchase Agreement’s and Side Letter Agreement’s closing conditions have not been satisfied.

D. The Parties have in the course of exercising their reasonable business judgment determined that the final closing of the transaction is not in their mutual business interests.

E. Further, since the May 24, 2018 effective date of the Asset Purchase Agreement and Side Letter Agreement certain disputes have arisen between LCG and Players. By letter, dated November 2, 2018, from the law firm of Moncrief & Hart, LCG outlined its complaints concerning Player’s delay in closing the transaction. A true copy of LCG’s November 2, 2018 letter is attached hereto as Exhibit “A”. By letter, dated November 2, 2018, from the law firm JRG, Player’s set forth its contentions concerning LCG’s alleged conduct letter is attached hereto as Exhibit “B”.

F. LCG and Players, have determined as a result of their disagreements that the rescission and extinguishment of the May 24, 2018 Asset Purchase Agreement and Side Letter Agreement is in their respective mutual business interest.

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G. Immediately on entering into this Agreement LCG intends to attempt to sell all of the Purchased Assets or certain membership interests of LCG to a Third Party (as later defined) (“Subsequent Transaction”).

The Parties desire to fully and completely resolve the dispute arising from the Purchase Agreement and the Letter Agreement described above and to avoid further litigation and ongoing attorneys’ fees, and any future dispute with each other in connection with this matter and therefore agree as follows:

TERMS AND CONDITIONS

1. Obligations.

(a) Rescission. The Asset Purchase Agreement and Side Letter Agreement Dated May 24, 2018 are each hereby mutually rescinded and extinguished pursuant to California Civil Code Section 1689(a), which provides in relevant part that “a. A contract may be rescinded if all the parties thereto consent.”

(b) Assets. As a consequence of the mutual rescission and extinguishment, all of the “Purchased Assets” as detailed in Paragraph 2A of the Asset Purchase Agreement are hereby confirmed as the exclusive property of LCG and subject to LCG’s sole possession, custody and control. All such property transferred to Players in accordance with the Asset Agreement and in the ownership, possession, custody, or control of Players shall be returned to LCG.

(c) Lease. The Lease Assignment dated May 24, 2018 is hereby extinguished. Players shall prepare any document to further the effect of terminating any lease assignment.

(d) Press Release. Players Network will send out a public communication as required by law to its shareholder and 8k filing pertaining to this agreement.

(e) Payments. Concurrently with the execution of this Agreement and subject to all of the terms set forth herein, LCG shall pay Players the sum of Two Hundred Fifty Thousand and no/100 ($250,000) (“Initial Payment”) due upon signing this agreement. Thereafter, LCG shall pay Players the sum of Three Hundred Fifty Thousand and no/100 ($350,000) upon the Subsequent Transaction to any Third Party (“Subsequent Transaction Payment”). Finally, LCG will further pay Players twenty-five percent (25%) of the gross proceeds of sale less deductions for applicable sales and/or any fair market investment banking commissions paid to Third Party brokers or investment bankers as a commission engaged by LCG and paid by LCG for referring a purchaser to LCG for the Subsequent Transaction (which shall not exceed standard and customary sales commissions) of any sale price exceeding Five Million Dollars ($5,000,000) (“Sale Bonus Paid within 3 business days of closing such transaction, failure to pay such bonus on time will result in an the maximum amount of interest allowed in the state of California. LCG shall provide Players with prior notice of any Subsequent Transaction and the name of the Third Party buyer that intends to, or has entered into, an agreement to enter into a Subsequent Transaction, the earlier of entering into a letter of intent to enter into a Subsequent Transaction or executing any definitive terms set forth in a purchase agreement including a copy of the transaction.

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For the purposes of this Agreement, “Third Party” shall mean any person (other than the members or their assignees of LCG or its Affiliates) including, without limitation, any such natural person, business entity (corporation, partnership, trust, sole proprietorship, or other business entity), any employee, director, officer of LCG, former employee of LCG, or their respective legal representatives, heirs, beneficiaries, or estates.

For the purposes of this Agreement “Affiliate” shall mean, with respect to any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee, or other entity (“Person”) (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, general partner, member or trustee of, or Person serving in a similar capacity with respect to, such Person, or (iv) any Person who is an officer, director, general partner, member, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i), (ii), or (iii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise.

(f) Loan Agreement and Guaranty Release. Upon execution of this Agreement, the Parties agree as follows:

(i)	LCG and Mike Gregory will release Players from all further obligations with respect to the Payments Agreements loans, notes or any obligations.

(ii)	LCG will release all obligations under any Guaranty. The Parties understand and acknowledge that consideration of this Agreement is that upon execution, Players shall not be liable for any further payments to LCG.

(g) Accounting Assistance. LCG shall cooperate in good faith and provide an accounting resource and access to accounting books and records solely in order to assist Players with closing any accounting required by SEC law as a public company,

(h) Compliance. LCG understands that the value of LCG is dependent on LCG being properly licensed, paying local and state tax obligations and maintaining compliance with all laws, rules and regulations, including but not limited to, California Department of Food and Agriculture Regulations and Monterey County ordinances (“Applicable Laws”). Accordingly, LCG shall maintain compliance with all Applicable Laws until the closing of the Subsequent Transaction and payment of Bonus Payment to Players.

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(i) PNTV Grants. Gregory and Snowden will return the PNTV shares and Gregory and Snowden will take all further acts to effectuate the return as reasonably requested by PNTV to effectuate the return of the PNTV Shares.

(j) Until such time all payment are paid Players Network will have the right at anytime to be on the property and inspect the location and have access to all inventory, books and records

2. Late Charge. LCG recognizes failure to close the Subsequent Transaction and make the Subsequent Transaction Payment and the Sale Bonus Payment by February 1, 2019, will result in Players incurring additional expenses. LCG agrees that if, for any reason, it fails to pay the Subsequent Transaction Payment and the Sale Bonus Payment when timely due, Payee shall be entitled to damages for the detriment caused thereby, but that it is extremely difficult and impractical to ascertain the extent of such damages and the actual damages to Players would be unreasonably difficult, costly, inconvenient or impracticable to calculate. Accordingly, the parties agree to liquidated damages that bear a reasonable relationship to the actual harm suffered. LCG therefore agrees that, the Subsequent Transaction Payment and the Sale Bonus Payment are not paid by March 15, 2019, then, in addition to all other rights set forth herein, LCG shall pay Players $50,000 for every month that Subsequent Transaction Payment and the Sale Bonus Payment remains unpaid up until the total amount of $1,100,000 is paid in liquidated damages and such amount is a good faith and fair and reasonable estimate of Payee’s damages resulting from such delinquency or failure to pay the Subsequent Transaction Payment and the Sale Bonus Payment. Such liquidated damages shall be due and payable on March 15, 2019 and every month thereafter on the fifteenth day of the month they are due and any payment in liquidated damages under this Section will be set off from any Sale Bonus payment due.

MUTUAL REPRESENTATIONS AND WARRANTIES; COVENANTS

Each party represents and warrants to the other party that:

3. Mutual Release.

3.1 Each party on behalf of itself and its heirs, respective partners, agents, assigns, heirs, officers, directors, employees executors, insurers, trustees, executors, trust beneficiaries, attorneys, and any other agents or representatives, Affiliates hereby forever and finally releases, relieves, acquits, absolves and discharges the other party and their Affiliates and any and all of their heirs, predecessors, successors, assigns, attorneys, insurers, trustees, executors, trust beneficiaries and any other agents or representatives from any and all past, present or future losses, claims, debts, liabilities, entitlements, lawsuits, demands, obligations, promises, acts, omissions, agreements, costs and expenses, damages, injuries, suits, actions and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, that they may have against the other party and their Affiliates, based upon, related to, or by reason of any matter, cause, fact, act or omission occurring or arising at any moment out of the operations of the business from the date of the Closing Date until the date of this Agreement, including liabilities for taxes, rent, accounting fees, management fees, legal expenses, and any liabilities, obligations, fees, taxes, that arise from any Payment Agreements, which include loans, notes entered into between the Parties and Consulting Agreements entered into between any of the parties or that may arise under the Asset Purchase Agreement and Side Letter Agreement or the failure to comply with the terms of any agreements between the parties.

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3.2 Each party acknowledges that this mutual release does not constitute any admission of liability whatsoever on the part of any of the undersigned.

3.3 It is understood and agreed that this Agreement is a general release of the Parties and shall be effective as the full and final accord and satisfaction, and as a bar to all actions, causes of action, costs, expenses, attorney’s fees, damages, claims for sanctions and any other action by or between the Parties whether known or unknown, suspected, claimed or concealed, with respect to all issues, claims and disputes pertaining to the claims in the above-stated action. Each party knowingly and voluntarily waives any and all rights that it or its Affiliates has or may have under the provisions of Section 1542 of the Civil Code of California, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY, AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Each party acknowledges and agrees that this waiver is an essential and material term of this Agreement which this Agreement would not have been executed.

3.4 Each party represents and warrants that there has been no assignment or transfer of or giving of a security interest in or encumbrance upon any interest in any claim which he/it or his/its Affiliates may have against any other party. Each of the parties further represents that such party: (i) has carefully read this Agreement; (ii) knows the contents of this Agreement; (iii) has had the advice of counsel of such party’s choosing in connection with the subject matter hereof, and the advice thereof is reflected in the provisions of this Agreement; and (iv) has not been influenced to any extent whatsoever in doing so by any other party or by any other person or entity, except for those representations, statements and promises expressly set forth herein.

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4. Confidentiality. Except as provided in Section 1 (d), the Parties, including employees, agents, representatives, officers, principals, and assigns and their attorneys agree that each of the terms and conditions of this settlement and the history, background, negotiations, terms and conditions of all settlements involving the Parties herein, of which the undersigned or its attorneys are or may become aware of, shall remain confidential and private in all respects. The undersigned and their attorneys further agree that they will not voluntarily make any statements, either directly or indirectly by implication or innuendo, to anyone, including the press or media, or any friends, relatives or neighbors of the undersigned concerning the rescission, actions, the amount of settlement negotiations, or describing or characterizing the settlement in any way, including reference to any documents, facts, and other oral or written evidence presented or arising from the terms set forth in this Agreement, unless compelled to do so under authority of law. The undersigned and their attorneys agree that these confidentiality provisions are essential elements of this Agreement. An inquiry concerning this settlement will be met by a statement that the matter was disposed of amicably between the Parties and that the undersigned has no further comment.

5. Complete Agreement. This Agreement represents the complete agreement between the Parties concerning the matters addressed herein, and supersedes any prior written and oral agreements between the Parties concerning the subject matter hereof. Any representations, warranties, promises, or conditions, whether written or oral, not specifically and expressly incorporated in this Settlement Agreement, shall not be binding on any of the Parties, and each of the Parties acknowledges that they have not relied, in entering into this Settlement Agreement, on any representation, warranty, promise or condition, not specifically and expressly set forth herein.

6. Amendments. Any amendments or modifications to this Settlement Agreement must be in writing and signed by the Parties.

7. Law and Forum. This Settlement Agreement shall be governed by the laws of the State of California without giving effect to the principles of conflicts of laws thereof. The Parties irrevocably submit to the venue and jurisdiction of the State and Federal Courts located in Monterey County, California in connection with any dispute arising out of and/or related to this Agreement.

8. No Assignment of Claims. The Parties each acknowledge and represent that they have not assigned any claim arising out of and/or in connection with the Asset Purchase Agreement and/or Side Letter Agreement Dated May 24, 2018 to any third party prior to the date of this Agreement. The Parties acknowledge and represent that they have not assigned any claim arising out of and/or in connection with the Asset Purchase Agreement and/or Side Letter Agreement Dated May 24, 2018 to any third party prior to the date of this Settlement Agreement.

9. Acknowledgements. The Parties each acknowledge and represent that:

(a) they have the right, power, legal capacity and authority to enter into and to perform each of the obligations undertaken in this Agreement;

(b) each of the covenants and agreements contained in this Agreement shall bind and inure to the benefit of their respective heirs, executors, administrators, successors and assigns;

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(c) they have read this Agreement;

(d) they clearly understand this Agreement and each of its terms;

(e) they have had the benefit and advice of counsel of their own selection, or have had the opportunity to consult with counsel of their own selection prior to entering into this Agreement;

(f) each and every term and provision of this Agreement has been mutually agreed to and negotiated, and shall be construed simply according to its fair meaning and not strictly for or against any Party, including any negative inference against the Party that drafted this Agreement;

(g) they have executed this Agreement freely, with knowledge, and without influence or duress; and

(h) they are not relying upon any other representations, either written or oral, express or implied, made to them by any person.

10. Severability Agreement. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision of this Agreement. Any such provision found to be invalid is severable from the remaining provisions of this Agreement.

11. Non Waiver Provision. No breach of any provision of this document can be waived unless in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision here. No delay or omission by a Party in the exercise of any of its rights or remedies constitutes a waiver of (or otherwise impairs) such right or remedy. A consent to or approval of an act does not waive or render unnecessary the consent to or approval of any other or subsequent act. This Agreement may be amended only by a written agreement executed by the Parties in interest at the time of the amendment.

12. No Admission of Liability of Misconduct. Nothing in this Agreement and compliance with it shall be construed as an admission by any Party of any liability, misconduct, or wrongdoing whatsoever, or as an admission by any Party of any violation of the rights of the other, or of any person, or violation of any order, law, statute, duty, or contract whatsoever against any other person or entity.

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13. Covenant Not to Sue. The Parties further covenant and agree never to commence and/or prosecute and/or continue prosecuting against any of the other Parties any further legal action and/or other proceeding based in whole or in part upon the claims, demands, causes of action, obligations, damages, and/or liabilities released or otherwise waived in this Agreement. This Agreement may be plead as a full and complete defense to any action or proceeding, as a basis for abatement of, or injunction against such action. Except as to the matters specifically referred to in this Agreement, the Parties affirmatively warrant and represent that such Parties have not commenced any legal action and/or proceeding against the other Parties based in whole or in part upon the claims, demands, causes of action, obligations, damages, and/or liabilities released or waived in this Agreement. Nothing in this Paragraph prevents the Parties from instituting any action or special proceedings in connection with the enforcement of this Agreement, or for claims arising out of or in any way connected with a breach of the promises, covenants, or conditions of this Agreement.

14. Binding on Successors. This Agreement will bind the Parties, and their heirs, administrators, representatives, executors, successors, beneficiaries and assigns, and shall inure to the benefit of said Parties and each of them, and to their heirs, administrators, representatives, executors, successors, beneficiaries, and assigns.

15. Costs and Attorneys’ Fees. The Parties will bear their own attorney’s fees and costs that have been incurred in connection with the preparation of, prosecution, and ultimate settlement of the issues presented herein. If litigation is required to enforce the terms and conditions of this Agreement, however, the prevailing Party in such matter will be entitled to his, her, or its reasonable attorney’s fees in connection with such litigation.

16. Construction. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties to this Agreement. Faxed signatures shall be deemed to be originals.

17. Counterparts. This agreement may be executed in counterparts and the parties hereto agree that a facsimile transmission of signature hereon shall have the same force and effect as an original signature.

(Signatures appear on the following page)

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

LCG BUSINESS ENTERPRISES, LLC a California Limited Liability Company		PLAYERS MICHIGAN, LLC a Michigan Limited Liability Company

By:	/s/ Michael Gregory	By:	/s/ Mark Bradley
Name:	Michael Gregory	Name	Mark Bradley
Title:	Manager	Title:	CEO

/s/ Michael Gregory
Michael Gregory, an individual

/s/ Sam Snowden
Sam Snowden, an individual

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Exhibit A- Letter

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Exhibit B – Letter

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